Exhibit 99.1

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FOR IMMEDIATE RELEASE

CONTACT:

Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX CORPORATION REPORTS STRONG SECOND QUARTER

RESULTS; EARNINGS PER SHARE INCREASES 17 PERCENT TO $0.14

RICHARDSON, TX – October 30, 2003—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today announced its eighth consecutive profitable quarter. For the fiscal second quarter ended September 30, 2003, AMX reported net income of $1.7 million or $0.14 per diluted share on revenues of $22.3 million, compared to net income of $1.3 million or $0.12 per diluted share in the year ago quarter.

Total revenues of $22.3 million were up slightly from $22.2 million in the year ago quarter and up 15 percent from first quarter revenues of $19.3 million. Commercial revenue of $19.6 million, which represented approximately 88 percent of total revenue and includes both domestic and international sales, was down one percent from $19.7 million in the year ago quarter but was up 18 percent from the first quarter. Residential revenue increased six percent to $2.6 million from $2.5 million in the year ago quarter.

Commenting on AMX’s performance, Bob Carroll, President and Chief Executive Officer said, “We are pleased to report our strongest revenue quarter in the past eight quarters, and one of the most profitable quarters in the Company’s 21-year history. We are gaining a stronger foothold in the marketplace with our recent investments in research and development, and our customers are very enthusiastic about our new products. New product sales currently account for approximately one-third of our revenue, and should contribute to our growth as they are incorporated into upcoming projects.”

“During the quarter we made significant investments in research and development,” said Chris Apple, Vice President and Chief Financial Officer. “Research and development spending was up 13 percent over the year ago quarter and up eight percent sequentially. Strong profit margins continue to be a significant factor in our ability to report profitable results. Gross margins were 53.5 percent in the current quarter, up from 51.3 percent in the year ago quarter, reflecting improved margins on new products and the continuing benefit of our manufacturing outsourcing strategy.”

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“We continue to generate strong cash flows and a solid balance sheet,” said Apple. “Operating cash flows were $2.3 million for the quarter. Cash has increased from $6.2 million at June 30, 2003, to $7.4 million, while debt is down to $2.4 million from $3.0 million at June 30, 2003.”

“AMX is leading the industry with new and innovative control and automation solutions,” said Carroll. “We debuted three new product lines and over 40 new products in September at CEDIA EXPO 2003 in Indianapolis, which were all received with great enthusiasm from our dealers, distributors and consultants. The Modero™ was chosen as “Best User Interface” by CEDIA. The Modero™ also was recently named Product of the Year by EH Publishing, and earlier in the year received the coveted International Consumer Electronic Show (CES) Innovations 2003 Design & Engineering Showcase Award.”

Carroll added, “Also at CEDIA, we announced the acquisition of Media Access Solutions, a content storage, management and distribution company. Digital content and distribution is key to our long-term strategy, and the Media Access Solutions acquisition provides the foundation for future in-house development. This acquisition enhances our ability to provide convenient, innovative and easy-to-use multimedia solutions.”

For the three months ended September 30, 2003:

•	Income per diluted share was $0.14 compared to income per diluted share of $0.12 for the year ago quarter.

•	Revenues were $22.3 million compared to $22.2 million for the year ago quarter.

•	Gross margins were 53 percent compared to 51 percent in the year ago quarter.

•	Operating expenses were up slightly to $10.2 million from $9.8 million in the year ago quarter.

•	Operating income was $1.8 million as compared to operating income of $1.6 million in the year ago quarter.

For the six months ended September 30, 2003:

•	Income per diluted share was $0.22 compared to income per diluted share of $0.16 for the year ago period.

•	Revenues were $41.6 million compared to $42.4 million for the year ago period.

•	Gross margins were 54 percent compared to 51 percent in the year ago period.

•	Operating expenses were up slightly to $19.6 million from $19.4 million in the year ago period.

•	Operating income was $2.7 million as compared to operating income of $2.3 million in the year ago period.

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Webcast

In conjunction with the Second Quarter earnings release, the Company invites you to listen to its conference call via its webcast over the Internet at 11:00 a.m. Eastern Time, October 30. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz391729512gf12.html. The call is open to the general public and is also available by dialing (800) 362-0595. Please use conference call identification number “AMX” to access the live call. A replay of the conference call will also be available one to two hours after the end of the call. To access the replay, please dial (800) 753-4652 and enter the passcode “AMX.” In addition, the call will be archived on the Company’s website at www.amx.com.

About AMX Corporation

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking

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statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

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AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended September 30 (Unaudited)		Six Months Ended September 30 (Unaudited)
	2003	2002	2003	2002
Commercial sales	$19,647	$19,747	$36,338	$37,595
Residential sales	2,635	2,479	5,266	4,827

Net sales	22,282	22,226	41,604	42,422

Cost of sales	10,364	10,830	19,324	20,799

Gross profit	11,918	11,396	22,280	21,623

Gross profit percentage	53.5%	51.3%	53.6%	51.0%

Selling and marketing expenses	5,651	5,208	10,751	10,770
Research and development expenses	2,761	2,439	5,310	4,391
General and administrative expenses	1,752	2,177	3,567	4,208

Total operating expenses	10,164	9,824	19,628	19,369

Operating income	1,754	1,572	2,652	2,254
Interest expense	(29)	(110)	(72)	(243)
Other income (expense), net	33	(2)	122	9

Income before income taxes	1,758	1,460	2,702	2,020

Income tax expense	83	142	95	212

Net income	$1,675	$1,318	$2,607	$1,808

Basic income per share	$0.15	$0.12	$0.23	$0.16

Diluted income per share	$0.14	$0.12	$0.22	$0.16

Shares outstanding—basic	11,354	11,132	11,317	11,110

Shares outstanding—diluted	12,103	11,135	11,770	11,113

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AMX CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	(Unaudited) September 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$7,392	$4,961
Receivables, net	9,630	9,820
Inventories	7,442	7,274
Prepaid expenses and other	1,324	1,234

Total current assets	25,788	23,289

Furniture and equipment, at cost, net	6,657	6,899

Other assets	963	292

Total assets	$33,408	$30,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,004	$3,167
Current portion of long-term debt	511	766
Line of credit	1,900	3,000
Other accrued expenses	4,706	4,036

Total current liabilities	11,121	10,969

Long-term debt, less current portion	—	255

Other long-term liabilities	237	200

Shareholders’ equity:
Common stock	120	117
Additional paid-in capital	24,945	24,407
Deferred Compensation	(154)	—
Retained earnings (deficit)	1,607	(1,000)
Less treasury stock	(4,468)	(4,468)

Total shareholders’ equity	22,050	19,056

Total liabilities and shareholders’ equity	$33,408	$30,480